EXHIBIT 10.41

Agreement on Transfer of Ownership
Interest

concluded between:

the company Apron, s.r.o.
Id. No.: 47913304
having its seat at Sobolákova 309, 148 00
Praha 4, Kunratice,
     registered with the Commercial Register kept by the Municipal Court in Prague, Section C, Insert No. 91956

acting by the company director Ing. Ivo Kravácek
(hereafter the “Purchaser“)

and

the company AESP, Inc.,
having its seat at 1810 N.E. 144th Street, North Miami, FL 33181, U.S.A.
     acting by the Chief Executive Officer Mr. Slav Stein
(hereafter the: “Transferor“)

(Transferor and Purchaser together referred to as “Contractual Parties”)

Preamble

From 17 September 1993 the Managing Director of the Purchaser has been constantly the managing director of INTELEK spol. s r.o., having its seat at Vlárská 953/22, 627 00 Brno, the Czech Republic, registered with the Commercial Register kept by the Regional Court in Brno, Section C, Insert No. 12338, Id. no.: 49446118 (hereafter the “Company”). Until 29 August 2001 the Managing Director of the Purchaser was also the Company’s shareholder. The Purchaser expressly declares that with regard to the above-mentioned, he is familiar both with the Company as well as with all the Company’s business activities and relations, its economic status, including all of its rights and duties.

On 14 January 2005 the Managing Director of the Purchaser and the Transferor concluded a Letter of Intent, in which they expressed their intent to enter into an agreement on transfer of ownership interest, based on which the Transferor would transfer its ownership interest in the Company to the Managing Director of the Purchaser. Contractual Parties agreed that the Purchaser will enter into this contract instead of its Managing Director.

With regard to the above-mentioned, the Contractual Parties agreed within the meaning of Sect. 115 Commercial Code on the following conditions of the transfer of ownership interest from the Transferor to the Purchaser:

§ 1
Ownership interest

1.	The Transferor is the sole shareholder of the Company.

2.	The ownership interest of the Transferor in the Company in the amount of 100 % corresponds to the contribution into the registered capital of the Company in the amount of CZK 15,000,000. The registered capital of the Company has been fully paid up.

§ 2
Transfer of ownership interest, accession
to the Memorandum of Association and
declaration of the Transferor

1.	The Transferor hereby transfers to the Purchaser and the Purchaser hereby accepts from the Transferor the entire ownership interest in the Company.

2.	The Purchaser hereby becomes the sole shareholder of the Company, holding an ownership interest representing 100 % of the registered capital of the Company, which corresponds to the contribution into the registered capital of the Company in the amount of CZK 15,000,000.

3.	The Purchaser expressly declares that it accedes without limitation to the Memorandum of Association of the Company in its current wording and that it is familiar with the contents thereof.

4.	The Transferor expressly declares that there are no third party rights hindering the transfer of the ownership interest in the Company pursuant to this Agreement. The Transferor further expressly declares that neither the Transferor nor its employees have been acting on behalf of the Company prior to the execution hereof without a knowledge of the Purchaser.

5.	The Transferor expressly declares to indemnify the Purchaser without undue delay at the latest however within 30 days from the demand for the payment for any and all potential claims including legal costs in reasonable amount validly asserted against the Purchaser or the Company by third parties concerning rights to the ownership interest transferred pursuant hereto (in case of legal representation of the Purchaser for the purpose of defense against potential claims, the Transferor shall pay also an attorney’s retainer if required in reasonable amount within the same period of time after receipt of the demand for payment as stipulated above). The Purchaser undertakes to take any and all measures for defense against any such potential claims.

§ 3
Consideration for the transfer of
ownership interest

1.	In return for the transfer of the ownership interest the Purchaser shall provide to the Transferor a consideration in the amount of USD 940,000 (in words: nine hundred forty thousand US dollars), hereafter the “Consideration”, to be paid to the Transferor’s account no. XXXXXXXXXXXXXXX, kept with XXXXX Bank, in the name of Advanced Electronic Support Products, Swift Code: SNTR US 3A, as follows:

a) the amount of USD 375,000 (in words: three hundred seventy five thousand US dollars) at the latest within eighteen days following the execution hereof,

b) the amount of USD 25,000 (in words: twenty five thousand US dollars) at the latest within thirty days following the execution hereof,

c) the amount of USD 540,000 (in words: five hundred forty thousand US dollars) at the latest in 10 quarterly installments, each in the amount of USD 50,000 (in words: fifty thousand US dollars), payable always on 1 January, 1 April, 1 July and 1 October of each calendar year; the first installment is due on 1 July 2005, and by the eleventh installment amounting to USD 40,000 (in words: forty thousand US dollars) due on 1 January 2008.

The Purchaser is entitled to pay the outstanding part of the Consideration also prior than as stated above in this Para.

The Transferor undertakes to issue a confirmation that an individual installment of the Consideration has been paid within 15 days after such payment (the confirmation shall contain a company’s stamp, signature and an account no., to which the installment has been paid, the reason of the payment and the order of the Consideration installment). A term for payment of the following installment of the Consideration shall be postponed by the time, by which the issuing of the above-mentioned confirmation has deferred.

2.	The Contractual Parties have further stipulated that the Consideration shall be paid to the Transferor without withdrawal of any taxes, fees or levies of whatever kind.

3.	The Contractual Parties have agreed for the case of Purchaser’s delay with the payment of the Consideration an interest rate amounting to 20 % p.a., where the interest shall start to run from the tenth day of Purchaser’s delay with the payment of the Consideration. The Contractual Parties agree as condition subsequent upon that this Agreement shall become void from the beginning in the event that the Purchaser gets into delay with the payment of the first installment of the Consideration mentioned in Para. 1 lit. a) of this Section hereof for more than 10 days, whereas in such case the Transferor shall return to Ing. Ivo Kravácek, birth no. 610920/1461, resident at Dominikánské nám. 8, 602 00 Brno, (hereafter as “Ing. Kravácek”), within

30 days the declaration of guarantee, issued by him in order to secure a portion of the Consideration specified in Sect. 3 Para. 1 lit. c) hereof (see Sect. 5 hereof).

4.	The Contractual Parties further stipulate that in case the Purchaser gets into delay with the payment of any installment constituting the Consideration by more than 30 days, and fails to make remedy for the delayed payment even in the additional time-period of 30 days following the Transferor’s written call for payment, then the Transferor is entitled to withdraw from this Agreement. In such case the Transferor shall return to Ing. Kravá…ek within 30 days the declaration of guarantee, issued by him in order to secure a portion of the Consideration specified in Sect. 3 Para. 1 lit. c) hereof (see Sect. 5 hereof). In case the Purchaser gets into delay with the payment of any two consecutive installment of the Consideration specified in Sect. 3 Para. 1 lit. c) hereof, the remaining part of the Consideration becomes due, if the Purchaser fails to make remedy for the delayed payment even in the additional time-period of 45 days following the Transferor’s written call for payment, in such case the delay payment interest shall amount to 6 % p.a. from the unpaid balance of the Consideration, commencing on the 46th day after the above mentioned written call for payment.

5.	Should any third party raise with the court or similar body towards the Purchaser any claim to the ownership interest on th Company which the

Purchaser shall acquire pursuant hereto, the Purchaser shall pay the outstanding installments of the Consideration into custody kept with JUDr. Bohdan Hallada, notary seated at Praha 1, U PraÓné brány 1078/1, or with another notary , in case the custody with the notary should not be possible. The funds shall be released from the custody without undue delay after the decision in such proceeding becomes final and valid, in the following way:

a) to the Purchaser in the whole amount, in case it is decided, that the Purchaser is obliged to deliver the ownership interest acquired pursuant hereto to a third party,

b) to the Purchaser, in case it is decided, that the Purchaser is obliged to pay any financial amount to the third party due to his / her claim to the ownership interest in the Company to the extent determined by the court ruling, whereas the remaining amount shall be paid to the Transferor, or

c) to the Transferor, in case the proceeding shall end otherwise than stated in lit. a) or b) above.

The funds shall also be released to the Transferor in case the proceeding concerning the title to the ownership interest in the Company is discontinued or the petition for the opening of the proceeding shall be withdrawn. This, however applies only in case the ownership interest in the Company remains in the ownership of the Purchaser and the Purchaser is not obliged to pay to the third party the purchase price of the ownership interest in the Company or its part.

The interest accrued on the funds in custody shall be paid to that Contractual Party, to which the funds shall be released to from the custody. The costs of the custody shall bear the Transferor. The Contractual Parties undertake to conclude a custody agreement with the contents corresponding with the above, if necessary.

§ 4
Effectiveness of transfer

1.	The Contractual Parties are bound by this Agreement as of the day of the execution hereof. Following the execution hereof the Transferor is not entitled to take any legal acts on behalf of the Company.

2.	The transfer becomes effective towards the Company as of the day of the delivery hereof to the Company.

§ 5
Guarantee for Payment of Consideration

In order to secure the Purchaser’s payment of a portion of the Consideration specified in Sect. 3 Para. 1 lit. c) hereof in the amount of USD 540,000 to the Transferor, Ing. Ivo Kravácek shall make a declaration of guarantee, which shall form an inseparable part of this agreement.

§ 6
Submission of the petition for the
registration of the transfer of ownership
interest with the Commercial Register

1.	A petition for the registration of the transfer of ownership interest pursuant this Agreement shall be filed by the Purchaser, for which the Transferor shall provide the Purchaser with all necessary co-operation, with respect to the Para. 2 of this Section.

2.	Together with the execution hereof the Parties and the Company shall sign a petition for the entry of the transfer of the ownership interest pursuant to this Contract into the Commercial Register. This petition shall be kept together with four counterparts hereof (two for the ter Purchaser and two for the Commercial Register) in custody with JUDr. Thu Nga HaÓkovcová, advocate seated at Ovocný trh 1096/8, 110 00 Praha 1, (hereafter the “Trustee”), from which the documents shall be released to the Purchaser immediately after the Trustee receives from the Purchaser an original copy of the bank account statement of the Purchaser, from which it would be obvious that the first installment of the Consideration mentioned in the Section 3 Para. 1 lit. a) hereof has been credited from the Purchaser’s account to the account of the Transferor mentioned in the Section 3 Para. 1 hereof, or if the Trustee receives from the Transferor a confirmation that it may release the documents to the Purchaser. The Contractual Parties and the Trustee shall conclude an agreement regarding the custody of the above mentioned documents. The costs of the custody shall be borne by the Transferor.

§ 7
Other provisions

     The Purchaser is entitled to use the designation Signamax or a designation interchangeable therewith in relation to the Company or any other third party only upon previous written consent of the Transferor.

§ 8
Secrecy, Press announcement

1.	The parties mutually undertake to preserve strict secrecy as towards third parties concerning the contents of this Agreement, and only to divulge the same in so far as they are obliged to do so by law.

2.	The parties shall, immediately following the signature of this Agreement, agree upon the content of notifications to the mass media and to Customers of the Company concerning the conclusion of this Agreement.

§ 9
Delivery of Notifications

Written notifications for the Contractual Parties shall be delivered to the addresses of the Parties as indicated herein unless the Parties inform each other in the above-mentioned manner of a different mailing address.

§ 10
Priority of the Agreement

     The agreements of the Contractual Parties stipulated herein shall prevail over any and all previous agreements of the Parties relating to the transfer of the ownership interest in the Company from the Transferor to the Purchaser, namely over the Letter of Intent referred to in the Preamble hereof.

§ 11
Final provisions

1.	This Agreement has been made out in six counterparts, of which each the Transferor shall receive two copies and four copies shall be kept in custody with the Trustee pursuant to Section 6 Para. 2 hereto. In case of discrepancies between the individual language versions, the Czech version shall prevail.

2.	In case any provisions of this Agreement become ineffective or are missing, the effectiveness of the other provisions shall remain unaffected. Instead of the valid or missing provision a provision shall be deemed to have been agreed upon, which by sense and intention comes closest to the ineffective or missing provision.

3.	This Agreement is governed by the laws of the Czech Republic. In case a court action shall be raised, the competent court to decide the case shall be the general court in the place of the Company’s seat at the time when the statement of action is filed.

Signed in Prague on March 4, 2005

/s/ Slav Stein

AESP, Inc.
Slav Stein
Chief Executive Officer

/s/ Ivo Kravacek

Apron s.r.o.
Ivo Kravacek
Managing Director

/s/ Ivo Kravacek

INTELEK spol. s.r.o.
IVO Kravacek
Company Director